CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A our report dated January 31, 2018, relating to the financial statements of Mercator International Opportunity Fund, a series of the Collaborative Investment Series Trust as of January 19, 2018 and to the references to our firm under the headings “Independent Registered Public Accounting Firm” in the Prospectus and “Policies and Procedures for Disclosure of Portfolio Holdings” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

Abington, Pennsylvania

January 31, 2018